OFFICE DEPOT

CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com
         ---------------------


                OFFICE DEPOT COMMENTS ON THIRD QUARTER; CONFIRMS
                               FULL YEAR GUIDANCE

          o    Earnings on Track with Consensus Expectations For Third Quarter
          o Sales Remain Sluggish; Offset By Continued Strength in Gross Margins and Tight Control Over Expenses
          o Comfortable With Full Year Consensus Estimates of $1.01, Up 44% over 2001

(Delray Beach, FL) August 28, 2002 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today outlined its outlook for the third quarter ending September 28, 2002.

Bruce Nelson, Office Depot's Chairman & CEO, commented on the quarter to date:
"While total overall comparable North American sales continue to be impacted by the sluggish economic environment, we are still comfortable with current earnings consensus of $0.27 per share for the third quarter, a 35% increase over the $0.20 per share we reported for the third quarter last year. Total company wide sales are expected to grow in the low to mid single digit range for the third quarter.

"We now anticipate that our North American retail sales comps will be in the low single digit negative range for the third quarter, with improving trends in the past few weeks. We are also halfway through our back-to-school season; and so far, comparable back-to-school sales are slightly negative and below our original expectations. Similar to other retailers, we are seeing back-to-school purchasing occur later than in previous years throughout the country.

"Retail gross margins are holding, and the gains we reported last year are indeed sustainable. We continue to find ways to take costs out of our store operating expenses; and as a result, we expect to report retail operating margins for the third quarter that are well above last year.

"In our BSG segment, our contract and e-commerce sales continue to show sales improvement over second quarter levels, although our North American catalog business remains soft, as expected. As a result, we are projecting total BSG sales growth in line with our mid single digit guidance, up sequentially over the second quarter. BSG gross selling margins are in line for the quarter; and on the operating cost side, we continue to see the planned improvements in quality and efficiency.

"International sales quarter to date, in local currencies, continue to improve, up over the second quarter and trending toward the low double digit positive range. Gross margins are on plan and operating costs are tracking to forecast. Results in our newest countries, Switzerland and Spain, continue to trend positive.

"In summary, while sales remain soft, our gross margin improvement and cost control programs have allowed us to remain comfortable with our earnings outlook for the third quarter. Furthermore, in spite of sluggish comparable sales, we also remain comfortable at this time with full year 2002 consensus estimates of $1.01, a 44% increase over fiscal year 2001 EPS. "

This press release is issued in lieu of the customary mid-quarter taped message from our Chairman & CEO, Bruce Nelson, at the request of the New York Stock Exchange. To the extent that we continue to provide mid-quarter guidance, we intend to comply with the Exchange's request and communicate our updates in this format.


ABOUT OFFICE DEPOT
No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of June 29, 2002, Office Depot operated 853 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 19 countries outside of the United States and Canada, including 32 office supply stores in France and 12 in Japan that are owned and operated by the Company; and 110 additional office supply stores under joint venture and licensing agreements operating under the Office Depot name in five foreign countries.

The Company operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. The Company also operates nineteen additional Web sites, under the Office Depot and Viking Office Products names, in the U.S. and eleven international countries including: Austria, Australia, Belgium, Canada, France, Japan, Germany, Ireland, Italy, the Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 19, 2002. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial Web sites.